December 2013 Pricing Sheet dated December 19, 2013 relating to Preliminary Pricing Supplement No. 1,207 dated December 17, 2013 Registration Statement No. 333-178081 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
Trigger Participation Securities Based on the Value of the S&P 500® Index due December 28, 2015
Principal at Risk Securities
PRICING TERMS – DECEMBER 19, 2013
Issuer:	Morgan Stanley
Maturity date:	December 28, 2015
Index:	S&P 500® Index (the “index”)
Aggregate principal amount:	$11,650,000
Payment at maturity:	•	If the final index value is greater than the initial index value:
$10 + ($10 x index percent increase)
	•	If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level of 88% of the initial index value, meaning the value of the index has remained unchanged or has declined by no more than 12% from the initial index value:
$10
	•	If the final index value is less than 88% of the initial index value, meaning the value of the index has declined by more than 12% from the initial index value:
$10 x index performance factor
This amount will be less than the stated principal amount of $10 and will represent a loss of more than 12%, and possibly all, of your investment
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	1,809.60, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	December 22, 2015, subject to adjustment for non-index business days and certain market disruption events
Trigger level:	1,592.448, which is 88% of the initial index value
Index performance factor:	final index value / initial index value
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	December 19, 2013
Original issue date:	December 26, 2013 (4 business days after the pricing date)
CUSIP / ISIN:	61762W786 / US61762W7864
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Estimated value on the pricing date:	$9.703 per security. See “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$10	$0.225	$9.775
Total	$11,650,000	$262,125	$11,387,875
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement .

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and have been licensed for use by Morgan Stanley. The securities are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.  Please also see “Additional Information About the Securities” at the end of this document.

Preliminary Pricing Supplement No. 1,207 dated December 17, 2013     Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011     Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.